Exhibit 10.1

AMENDED AND RESTATED

COUNTRYWIDE FINANCIAL CORPORATION

ANNUAL INCENTIVE PLAN

Section 1. Purposes

The purposes of the Plan are to promote the success and growth of the Company, thereby enhancing shareholder value; to provide certain Executive Officers with an opportunity to receive incentive compensation dependent upon that success and growth; and to attract, retain and motivate such individuals.

Section 2. Definitions

2.1.	“Award” means an incentive award made pursuant to the Plan.

2.2.	“Beneficiary” means the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his death while a Participant or, in the absence of such designation, the Participant’s estate.

2.3.	“Board of Directors” means the Board of Directors of the Company.

2.4.	“Cause” means a Participant’s material breach of his or her employment agreement with the Company (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach, or (ii) the Participant’s conviction by a court of competent jurisdiction of a felony or (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Participant from office of the Company or its subsidiaries or permanently prohibiting the Participant from participating in the conduct of the affairs of the Company or any of its subsidiaries. If the charges of a felony resulting in such removal from office or temporary prohibition from participating in the conduct of the Company’s or any of its subsidiary’s affairs are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Participant, or if the conviction is overturned on appeal, then this definition of Cause is not satisfied.

2.5.	“Code” means the Internal Revenue Code of 1986, as amended.

2.6.	“Committee” means the Compensation Committee of the Board of Directors, which shall consist of two or more persons, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

2.7.	“Company” means Countrywide Financial Corporation and its successors and shall include any subsidiaries of the Company, except where the context indicates otherwise.

2.8.

“Disability” means the event of a Participant’s qualifying for permanent disability benefits under the Company’s Long Term Disability Plan (the “LTD Plan”), or if the Participant does not participate in the LTD Plan, would have qualified for permanent disability had the Participant been a participant in the LTD Plan.

The determination of Disability shall be made only after 30 days notice to Participant and only if Participant has not returned to performance of his duties during such 30-day period. In order to determine Disability, both the Company and the Participant shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of the Company’s disinterested directors.

2.9.	“Employee” means an employee of the Company.

2.10.	“Executive Officer” means the Chief Executive Officer of the Company.

2.11.	“Participant” means an Executive Officer designated from time to time by the Committee pursuant to Section 3 to participate in the Plan.

2.12.	“Performance Criteria” means one or more of the following objective business criteria, or any combination thereof:

(i)	Gross and/or Net Revenue (in the aggregate or attributable to specific products)

(ii)	Gross and/or Net Income

(iii)	Operating Income

(iv)	Costs and Expenses

(v)	Operating Cash Flow

(vi)	Share Price

(vii)	Earnings per Share

(viii)	Return on Investment

(ix)	Return on Assets

(x)	Return on Capital

(xi)	Return on Equity

(xii)	Market Share

(xiii)	Total Shareholder Return

(xiv)	EBIT or EBITDA

(xv)	Employee Retention, Development, Succession Planning, etc.

(xvi)	Objective Goals set for a Participant

(xvii)	Cost of Goods Sold and Gross Margin

(xviii)	Diversity

(xix)	Compliance

(xx)	Internal Audit/Risk Assessment

The Performance Criteria may be expressed or measured at the individual, function, department, division, region, unit, subsidiary, affiliate or Company level or any combination thereof. The Performance Criteria set forth above involving corporate objectives may be specified in absolute terms (including, for example, the completion of a pre-existing project), in ratios, in percentages, or in terms of growth from period to period or over time, as well as relative to an established or specially created performance index of the Company’s competitors or peers. Except in the case of individual Objective Goals, Performance Criteria shall be measured and determined in accordance with generally accepted accounting principles, as consistently applied by the Company.

2.13	“Performance Goal” means the level of performance, either in absolute terms or as compared to one or more other companies or indices, established as the Performance Goal with respect to a Performance Criteria or indices. Performance Goals need not be based upon positive results only but may be based, for example, on the maintenance of the status quo over a period, cost reductions or a limitation of losses.

2.14	“Plan” means the Countrywide Financial Corporation Annual Incentive Plan.

2.15	“Plan Year” means the fiscal year of the Company.

2.16	“Target Award” means an amount established by the Committee as a Participant’s Target Award upon attainment of a Performance Goal.

Section 3. Participation

3.1.

Participants for any Plan Year shall be selected by the Committee from among the Executive Officers within ninety days of the commencement of a Plan Year; provided, however that if due to hiring, promotion, or demotion, the Committee determines thereafter that an Employee should be eligible to participate in the Plan for a Plan Year, or that a Participant should cease to be so eligible, in either case, after the commencement of the Plan Year, then the Committee shall have the discretion to provide that such individual shall be eligible for a prorated Award, as and to the extent it may determine. The selection of an Executive Officer as a Participant for a Plan Year shall not entitle such individual to be selected as a Participant with respect to any other Plan Year.

Section 4. Awards

4.1.	Target Awards and Performance Goals. Not later than ninety days after the commencement of a Plan Year, the Committee shall establish for each Participant for such year Target Awards and Performance Goals and weightings with respect to one or more Performance Criteria. Once established for a Plan Year, a Participant’s Target Award, Performance Goals and weightings may not be amended or otherwise modified after such ninetieth day in a manner which could increase the amount of an Award. Notwithstanding the foregoing, Target Awards, Performance Criteria, Performance Goals and weightings may vary from Plan Year to Plan Year and Participant to Participant and may be set forth for the full term of an employment agreement between the Participant and the Company.

4.2.	Determination and Payment of Awards. The actual Award payable to a Participant will be determined by the Committee based on (i) the Participants Target Award (ii) the extent to which the Performance Goals have been achieved, as certified in writing by the Committee (iii) and the weighting established with respect to the applicable Performance Criteria. The Compensation Committee may reduce the amount on an Award in the event there is substantial distortion in Earnings Per Share for the Plan Year in respect of which an Award is being paid resulting from an acquisition, a divestiture, or a change in accounting standards. Awards will be paid in a lump sum cash payment as soon as practicable after the close of the Plan Year for which they are made. Except as otherwise provided in Section 5, no Award will be payable to any Participant who is not an Employee on the last day of such Plan Year. The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more Participants to defer the receipt of amounts payable under the Plan.

4.3.	Maximum Awards. The maximum Award payable to a Participant for any Plan Year is eight million dollars ($8,000,000).

Section 5. Termination of Employment

5.1.	Death or Disability. If a Participant’s employment with the Company terminates due to death or Disability during a Plan Year, the Participant or his Beneficiary, as the case may be, will be paid a prorated Award in cash for such year as soon as practicable after such Plan Year.

5.2.	Cause. If a Participant’s employment with the Company is terminated for Cause following the end of a Plan year, his right to the payment of an Award in respect of that Plan year and all other rights under this Plan will be forfeited, and no amount will be paid or payable hereunder to or in respect of such Participant after the date of his termination of employment.

Section 6. Employment Agreement

6.1.	Notwithstanding any provision in the Plan to the contrary, if the Company enters into an employment agreement with a Participant, then (i) such individual is deemed to be a participant in the Plan for the term of the employment agreement; (ii) the Target Awards, Performance Goals and weightings with respect to one or more Performance Criteria are as set forth in Appendix B of the employment agreement; and (iii) payment of Awards in the event of termination of employment in connection with a Change in Control is as defined and set forth in such Participant’s employment agreement. In each case described in the immediately preceding sentence, the terms of such Participant’s employment agreement shall control and any provision in the Plan to the contrary will have no force and effect.

Section 7. Administration

7.1.	In General. Except as otherwise provided in the Plan, the Committee will have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan

7.2.	Determinations. The actions and determinations of the Committee or its designee on all matters relating to the Plan and any Awards will be final and conclusive. Such determinations need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

7.3.	Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

7.4.	Books and Records. The Committee shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

7.5.	Payment of Expenses. The Company shall pay all expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

7.6.	Code Section 162(m). It is the intent of the Company that this Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Code Section 162(m) so that the Company’s tax deduction for remuneration in respect of such Awards is not disallowed in whole or in part by the operation of such Code Section. If any provision of this Plan or of any Award would otherwise frustrate or conflict with this intent, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void.

Section 8. Miscellaneous

8.1.	Nonassignability. No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.

8.2.	Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

8.3.	Amendment or Termination of the Plan. The Plan may be amended or terminated by the Committee in any respect except that no amendment or termination may be made after the date on which an Executive Officer is selected as a Participant for a Plan Year which would adversely affect the rights of such Participant with respect to such Plan Year.

8.4.	Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit, restrict or require the Company from making or to make any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

8.5.	Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

8.6.	Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

8.7.	Limits of Liability. Neither the Company, the Committee nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in goad faith under the Plan.

8.8.	No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Employee or Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause.

8.9.	Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

8.10.	Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

8.11.	Applicable Law. The Plan will be governed by the laws of the state of California as determined without regard to the conflict of law principles thereof.

8.12	Effective Date. Subject to the approval of the Company’s shareholders, the Plan shall be effective as of January 1, 2005.

IN WITNESS WHEREOF, the Company has caused this Amendment Two to be executed this 16th day of June, 2005.

Countrywide Financial Corporation

By:	/s/ MARSHALL GATES
Marshall Gates, Senior Managing Director

Chief Administrative Officer

Attest:	/s/ GERARD A. HEALY
Gerard A. Healy, Assistant Secretary

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